Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

SEQUENTIAL BRANDS GROUP, INC. (the “Company”), and Andrew Cooper (including your successors, assigns, estate, heirs, executors and, administrators, which shall be collectively hereinafter referred to as “you”) understand that your employment has terminated effective as of the date set forth on the attached Schedule “A” (the “Termination Date”), and agree to the following (the “Agreement”) in full and final resolution of all matters between them. Reference is made to your employment agreement dated as of August 22, 2016 by and between you and the Company (the “Employment Agreement”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

1.	Notwithstanding anything to the contrary in the Employment Agreement, following receipt of this signed Agreement and expiration of the revocation period set forth below and subject to your compliance with the terms of this Agreement, the Company shall (a) pay you a gross severance amount of $431,250.00, minus applicable deductions and withholdings (the “Payment”), as follows: fifty percent (50%) of the Payment payable upon expiration of the revocation period and the remaining fifty percent (50%) of the Payment payable ninety days (90) from the expiration of the revocation period, and (b) cause your unvested RSUs (58,334 shares) to vest as of the day of the expiration of the revocation period. In addition, you will be eligible to receive an annual bonus for 2019 (the “2019 Bonus”) which will be pro-rated as set forth below. The 2019 Bonus will be based on a percentage of the target bonus payout amount approved for the CEO and CFO of the Company (the “Payout Percentage”) as determined by the Compensation Committee. Your target bonus for 2019 is $718,750 and to determine your 2019 Bonus, $718,750 will be multiplied by the Payout Percentage and then pro-rated with such pro-ration to be determined by multiplying the amount of such 2019 Bonus by a fraction, the numerator of which is the number of days in 2019 that you were employed by the Company (January 1, 2019 through June 5, 2019) and the denominator of which is 365). For example purposes only, if the Payout Percentage is 50% then your 2019 Bonus would be a pro-rated portion of $359,375 (pro-rated per the prior sentence). The pro-rated 2019 Bonus (if any) shall be payable when the CEO and CFO of the Company receive their annual bonus for 2019 (if any), currently anticipated to be in April 2020. All payments and vesting of the RSUs set forth in this paragraph 1 shall collectively be referred to as the “Severance”. You acknowledge and agree that the Severance is in lieu of any and all payments or other consideration to which you may otherwise be entitled pursuant to the Employment Agreement and you hereby expressly waive any and all rights in and to any other consideration upon termination as set forth in the Employment Agreement. For the avoidance of doubt, any unvested PSUs shall be deemed forfeited as of the Termination Date. Further, you acknowledge that as of the Termination Date you have no unvested RSUs other than the 58,334 referenced above.

2.	All of your benefits coverage (which includes your dependents) shall end as set forth on the attached Schedule A. Note that under COBRA, you have the option to extend your health care coverage for up to eighteen months or any greater period required by state law. To the extent that you elect under COBRA to extend certain benefits, you shall be responsible for paying for the entire premium for such benefits directly. Further information regarding COBRA and the applicable forms shall be provided under separate cover. If you have a Flexible Spending Account, you shall have ninety (90) days from your Termination Date to claim eligible expenses incurred on or prior to your Termination Date; provided that you may have an opportunity to elect under COBRA to continue to make contributions to your health Flexible Spending Account through the remainder of the calendar year in which the Termination Date occurs, in which case (and provided you made such contributions) you would be able, for a period of ninety (90) days from the end of such calendar year, to claim eligible expenses incurred through the end of such calendar year. Regardless of whether you sign this Agreement, you will be paid out for the number of days of accrued, unused vacation set forth on the attached Schedule A.

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3.	Your ability to contribute to the Company’s 401(k) plan will cease effective the Termination Date. Further information and important tax information will be provided under separate cover.

4.	You agree to direct all prospective employers seeking employment references to contact in writing the Human Resources Department, or such other person as the Company may designate from time to time. When contacted in such manner, consistent with Company policy, the Company shall only provide your dates of employment and title to such prospective employers.

5.	In consideration of the Company’s agreements set forth in this Agreement, subject to paragraph 7 below, you release and forever discharge the Company and its current and former subsidiaries and affiliates, the current and former officers, directors, agents, and employees of each of the foregoing and the successors and assigns of each of the foregoing (which shall be collectively hereinafter referred to as the “Representatives”) from any and all causes of action, claims, demands, damages, liabilities, liens, costs and expenses (including without limitation attorneys’ fees) (collectively, “Claims”) of every kind and nature whatsoever, whether known or unknown, related in any way to any acts, failures to act, omissions, facts or circumstances occurring on or prior to the date of this Agreement, including but not limited to any and all Claims (i) arising out of or in any way related to your employment with the Company and/or the termination of such employment, including without limitation Claims in connection with the Employment Agreement or for additional salary, bonus, incentive, commission, benefits, expenses, vacations, back pay or front pay; (ii) in tort, including but not limited to wrongful or retaliatory discharge in violation of public policy, emotional distress, slander, defamation, and interference with contractual relations; (iii) in contract, whether express or implied; (iv) under any Company policy, procedure, benefit plan or other agreement; or (v) under any and all federal, state or local laws or ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act (excluding those involving vested benefits in the Company’s 401(k) plan), the Federal Family and Medical Leave Act, the Sarbanes-Oxley Act, the New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the California Labor Code, the California Fair Employment Practices Act, the California Unruh Civil Rights Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Law, the Illinois Equal Wage Act and the Illinois Minimum Wage Law, for harassment or discrimination on the basis of any protected classification, whistle blowing, or retaliation of any kind; or any other cause of action. You represent and warrant that you are the sole and lawful owner of all right, title and interest in and to every Claim and other matter that you are releasing hereby and that no other party has received any assignment or other right of substitution or subrogation to any such Claim or matter. You also represent that you have the full power and authority to execute this Agreement on behalf of yourself and the other parties that may be included in the definition of “you” above. However, notwithstanding the foregoing, you are not releasing, and for the avoidance of doubt Claims do not include, your rights, if any (i) to indemnification by the Company or any of its affiliates, to the maximum extent permitted by law, for all Claims or proceedings, or threatened Claims or proceedings, arising out of or relating to your service as an officer, director or employee, as the case may be, of the Company or any of its subsidiaries, (ii) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of my employment with the Company or any of its subsidiaries in accordance with Section 4(e) of the Employment Agreement, (iii) under any employee pension or welfare plan or program in which you participate or participated, and (iv) to be indemnified pursuant to Section 8 of the Employment Agreement or pursuant to any other agreements to which you may be entitled to indemnification.

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6.	You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement including but not limited to unwaivable rights you may have under the California Labor Code (to the extent applicable); (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.

In addition, nothing in this Agreement, including but not  limited to the release of Claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration or from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

7.	You understand, subject to the narrow limitations in paragraph 6 above, and agree that this Agreement extinguishes all Claims you may have against the Company and its Representatives, whether such Claim is currently known or unknown, vested or contingent, foreseen or unforeseen. You understand that if any fact concerning any matter covered by this Agreement is found hereafter to be other than or different from the facts you now believe to be true, you expressly accept and assume that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

8.	You affirm, by signing this Agreement, that no Claims against the Company or its Representatives are currently pending regarding any issues relating to or arising out of your employment or the termination thereof (including, without limitation, any workers’ compensation claims), and agree not to file any such actions in court against the Company in any court, except for any action which may be necessary to enforce the terms of this Agreement or a challenge to the validity of the waiver under the ADEA. You further affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled. You also affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases and that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

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9.	In exchange for the consideration provided for in this Agreement, the Company, its parents, subsidiaries, affiliates, directors, shareholders, officers, representatives, agents, successors and assigns, irrevocably and unconditionally releases you of and from all claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which they had, now have or may have against you, as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter, within the reasonable scope of your employment. This release does not include any willful acts of misconduct or fraud which the Company may not have knowledge of as of the date of this Agreement. The Company represents that, as of the date of this Agreement, there are no known claims relating to you. For the avoidance of doubt, the covenants in Sections 6 and 7 of the Employment Agreement shall continue in effect in accordance with their terms.

10.	Section 7(d) of the Employment Agreement is hereby incorporated by reference. To the extent of any conflict or inconsistency between the provisions of this paragraph 9 and Section 7(d) of the Employment Agreement, Section 7(d) of the Employment Agreement shall govern. You agree that you shall immediately turn over to the Company any property, material, documents and/or equipment furnished to and/or maintained by you, in whatever form of media (including in printed form or stored magnetically, optically or electronically) in connection with your employment with the Company (including but not limited to books, laptop computer, cell phone, personal digital assistant, identification card, product, merchandise, catalogs, samples, employee handbook, customer records, price lists, accounts receivable and accounts payable records, computer records and printouts, supplier records, data analysis and any and all Company-related records on your home computers, cell phones and personal digital assistants) unless the Company otherwise agrees in writing to allow you to retain any such property, material, documents and/or equipment. You shall promptly submit to the Company a reimbursement request, with appropriate supporting documentation, for any outstanding expenses that may be reimbursable under the Company’s regular policy. You shall promptly pay any expenses that you incurred with respect to which the Company could be liable (e.g., expenses incurred on the Company’s corporate credit card); if those expenses were properly incurred in connection with the Company’s business, you shall submit those expenses with appropriate supporting documentation to the Company and the Company shall reimburse you therefor.

11.	You agree that you will not disclose or use for any purpose any trade secrets or proprietary or confidential information about the Company or its Representatives, whether or not marked as being confidential and irrespective of the form of communication, including oral as well as written and electronic communication, acquired by you during your employment. As used in this Agreement, “confidential information” shall, without limitation, include:

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a.	Information relating to the Company’s or any of its subsidiaries’ or affiliates’ business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows, earnings, assets, debts, prices, pricing structure, volume of sales, prospects of the Company, royalty rates, terms of license agreements, or other financial data;

b.	Supply and service information, such as the names and addresses of suppliers of goods and services, terms of supply or service or of particular transactions, related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier though generally known or available, yields advantages to the Company, the details of which are not generally known;

c.	Marketing and pricing information, such as details about ongoing or proposed marketing programs, agreements by or on behalf of the Company, sales forecasts, results of marketing efforts, and information about impending transactions;

d.	Customer information, such as any compilation of past, or existing or prospective retail or wholesale customers’ names, addresses or backgrounds, records of purchases and prices, proposals or agreements between customers and the Company (or its affiliates), status of customers’ accounts or credit, or related information about actual or prospective customers; or

e.	Notes, analyses, compilations, studies, forecasts, interpretations or other documents relating to the foregoing in this paragraph 10 (a) – (d).

12.	You acknowledge that any agreement addressing Work for Hire, Confidentiality and Non-Disclosure and/or Non-Solicitation that you signed upon accepting or during employment with the Company or its subsidiaries is hereby incorporated by reference and you hereby reaffirm your obligations as set forth in such agreement. Specifically, reference is made to Sections 6 and 7 of the Employment Agreement, each of which are incorporated by reference into this Agreement and are a part of this Agreement. If, at any time, the provisions of this paragraph shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this paragraph shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this paragraph as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this paragraph 11, the defined term “Company” shall include the Company’s subsidiaries and affiliates.

13.	You agree to keep the existence and terms of this Agreement confidential. Accordingly, you shall not disclose such information to any person or entity, including but not limited to, current, former or future employees of the Company. This confidentiality requirement, however, shall not prohibit you from: (a) disclosure to your spouse or partner, attorney, tax agencies, or as otherwise required by law; (b) disclosing the confidentiality and non-interference provisions of this Agreement to any prospective or actual employer or anyone acting as your agent or on your behalf; (c) disclosing the existence or terms of this Agreement to a government agency; or (d) disclosing any terms that have been otherwise disclosed by the Company in a filing with the SEC.

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14.	In addition, you agree for a period of 2 years following the Termination Date, that you will not, in any way defame or maliciously disparage the Company or any Representative or make or solicit any comments, statements or the like, to the media, to current, future or former employees or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any Representative. You understand that any unauthorized disclosure or disparagement by you or by anyone to whom you disclose such information will be considered a breach of this Agreement. This restriction shall not apply to any good faith communications with government agencies. The Company agrees for a period of 2 years following the Termination Date that it will not, in any way defame or maliciously disparage you or make or solicit any comments, statements or the like, to the media, to current, future or former employers of yours or to others, that may be considered to be derogatory or detrimental to your good name or your business reputation. This restriction shall not apply to any good faith communications with government agencies.

15.	You agree to reasonably cooperate with the Company, together and all of their respective past and present subsidiaries, affiliates, predecessors, successors and assigns, their legal counsel and designees regarding any current or future Claim, investigation (internal or otherwise), inquiry or litigation relating to this matter with which you were involved or had knowledge or which occurred during your employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse you for your reasonable expenses (including attorneys’ fees and travel expenses) actually incurred by you in connection with such cooperation (it being understood that if any such expenses are expected to exceed $5,000, you shall inform the Company prior to incurring such expenses to provide the Company with an opportunity to either agree to reimburse you for such expenses or advise you not to provide such cooperation necessitating the incurrence of such expenses).

16.	You agree to notify the Company within a reasonable period of time should you learn of a subpoena or other court order requiring my participating in any legal proceeding relating to or stemming from your employment with the Company. “Reasonable period of time” means sufficiently in advance of the date on which you must respond to such subpoena or other court order so that the Company can intervene to challenge or quash such subpoena or other court order.

17.	Section 7(e) of the Employment Agreement is hereby incorporated by reference. You understand that if you should violate any provision of this Agreement, the Company may take legal action to enforce the Agreement and may be entitled to any and all other equitable and legal remedies which may be available to it including monetary damages. You acknowledge that your compliance with paragraphs 9 through 13 of this Agreement is necessary to protect the business and goodwill of the Company, and that a breach will result in irreparable and continuing damage to the Company, for which money damages may not provide adequate relief. Consequently, you agree that, in the event you breach, or threaten, or attempt to breach these provisions of the Agreement, the Company shall be entitled to seek temporary restraining orders and preliminary or permanent injunctions in order to prevent the occurrence of continuation of such harm and money damages insofar as they can be determined, and you further agree that in connection with any such request for relief by the Company, the Company shall not be required to prove that the Company’s remedies at law are inadequate and the Company shall not be required to post any bond or other security, unless required by law. You acknowledge that these provisions are reasonably and properly required for the protection of the Company.

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18.	The parties acknowledge that this Agreement is not an admission on either of their parts. Accordingly, this Agreement may not be admissible in any forum as an admission of any kind; provided that this sentence shall not prohibit either party from admitting into evidence the terms of this Agreement for the sole purpose of enforcing such terms. The parties further agree that questions regarding the interpretation of the language of the Agreement shall not be presumptively interpreted against the drafter as the Agreement is a product of negotiations between the parties.

19.	You acknowledge and understand that:

a.	the above-referenced consideration is the total payment you will receive from the Company in return for signing this Agreement and exceeds that to which you would otherwise be entitled;

b.	you shall no longer be considered an employee of the Company after the Termination Date, and therefore, that the benefits of employment, other than those specifically referenced in this Agreement, will not be available after such date;

c.	you are not entitled to any additional payments under the Company’s policies, benefit or commission plans, or any expressed or implied agreement with the Company other than as set forth in this Agreement;

d.	it is in exchange for the good and sufficient consideration provided in this Agreement that you agree to the provisions herein; and

e.	you have received and agree to Schedule A attached hereto.

20.	You acknowledge that you have the right, and have been advised by the Company, to consult with an attorney, and that you have done so to the extent you desired prior to executing this Agreement. You understand that you are entitled to fully consider this Agreement for a period of up to forty-five (45) days. In the event you sign the Agreement prior to the expiration of the time to consider this Agreement, the remaining time shall be waived. Further, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until after both parties have signed it and eight days have elapsed from you executing it, providing you have not revoked your Agreement in writing before that date as you may revoke this Agreement for up to seven (7) days following its execution by sending written notice to the attention of Liz Nissen at the Company and personally delivering it or postmarking it prior to the end of such seven (7) day period.

21.	Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

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22.	This Agreement contains the complete understanding between the Company and you related to the subject matter hereto, and supersedes all prior agreements and understandings between the Company and you related to the subject matter of this Agreement. Each party agrees that it is not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. This Agreement may not be modified, changed or altered by any oral promise or statement, nor shall any written modification of this Agreement be binding on the Company until such modification is approved in writing by an officer of the Company. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

23.	Except as specifically modified by the terms of this Agreement, the terms and conditions of the Employment Agreement regarding post-employment obligations of the Executive remain in full force and effect.

24.	You may not assign any of your rights or obligations under this Agreement without obtaining the express written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. This Agreement is made under, and shall be governed by and construed under, the laws of the State of New York, without reference to principles of choice of law that might call for application of the substantive law of another jurisdiction. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.

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By signing below, the Company and you indicate that they have carefully read and understood the terms of this Agreement and the attached Schedules, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

SEQUENTIAL BRANDS GROUP, INC.

By:
	Peter Lops	Date
Chief Financial Officer

	Andrew Cooper	Date

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Schedule A

Name: Andrew Cooper

Termination Date: June 5, 2019

Consideration subject to your compliance with the Agreement:

Payments specified in paragraph 1, less applicable withholdings

Benefits:

Last day of benefits coverage:

Medical, Dental, Vision – June 30, 2019

401k – Termination Date – June 5, 2019

Note: Certain benefits such as health insurance may be continued at your own expense pursuant to COBRA and state law.

By signing this Agreement, I confirm that I have zero (0) accrued but unused vacation days.

Signature	Date

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